EXHIBIT 99.A


                                    EXHIBIT A

                         To Form 8-K dated June 10, 2002


                        RANGEN NEW DIRECTOR AT FLEXSTEEL

DUBUQUE, IOWA...JUNE 17, 2002; The Board of Directors of Flexsteel Industries, Inc., in a meeting June 10, 2002, appointed Mr. Eric S. Rangen, Vice President and Chief Financial Officer of Alliant Techsystems, Inc. (ATK), to the Board of Directors.

         "His strong background in financial management makes Mr. Rangen a powerful addition to our board," said Bruce Boylen, Flexsteel's Chairman. ATK is a $2 billion aerospace and defense manufacturing corporation; Rangen's current responsibilities there include overseeing finance, treasury, tax, risk management, mergers and acquisitions and internal audit departments.

         "He will be invaluable in helping us maintain the fiscal responsibility that has always been a characteristic of Flexsteel management," said K. Bruce Lauritsen, Flexsteel's president and Chief Executive Officer.

         Prior to joining ATK, Mr. Rangen served for 18 years at Deloitte & Touche LLP., where his responsibilities included client service, oversight of risk management, and such projects as due diligence and quality control. Flexsteel was one of his many clients. "I am thrilled to once again be associated with Flexsteel," said Rangen. "During my time with Deloitte & Touche I became well acquainted with excellent management at Flexsteel."

         Rangen earned his BS in Business Administration from the University of Minnesota. In addition to holding current memberships in the American Institute of Certified Public Accountants, and the Iowa and Minnesota Societies of CPAs, he has been active in a number of non-profit organizations, most recently the Boys & Girls Clubs of the Twin Cities where he served as an officer and board member.